CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MEMC ELECTRONIC MATERIALS, INC.

MEMC Electronic Materials, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Restated Certificate of Incorporation of MEMC Electronic Materials, Inc. is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and substituting in lieu thereof a new first paragraph of Article FOURTH as follows:

(1) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 350,000,000 shares, of which (i) 300,000,000 shares shall be common stock, par value $.01 per share ("Common Stock"), and (ii) 50,000,000 shares shall be preferred stock, par value $.01 per share ("Preferred Stock").

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the effective date of this Certificate of Amendment shall be July 10, 2002.

IN WITNESS WHEREOF, said MEMC Electronic Materials, Inc. has caused its duly authorized officer to execute this Certificate of Amendment of Restated Certificate of Incorporation this 10th day of July, 2002.

MEMC Electronic Materials, Inc.
By: /s/ James M. Stolze Name: James M. Stolze Title: Executive Vice President and Chief Financial Officer